Sub-Item 77C: Submission of Matters to a Vote of Security Holders

Nasdaq-100 Index Tracking StockSM Fund

On October 13, 2008, Homestead Funds, Inc. sent proxy materials to all Nasdaq-100 Index Tracking Stock Fund shareholders, as of the close of business on October 3, 2008. The proxy requested to: (1) approve changes to the Nasdaq-100 Index Tracking Stock Fund's name and investment objective;
(2) approve an amendment to the investment management agreement between Homestead Funds, Inc. and RE Advisers Corporation; (3) approve an investment subadvisory agreement on behalf of the Growth Fund
(the new proposed name for the Nasdaq-100 Index Tracking Stock Fund) between RE Advisers Corporation and T. Rowe Price Associates, Inc.;
and (4) approve the use of a "manager of managers" arrangement.

A special meeting of the shareholders of the Nasdaq-100 Index Tracking StockSM Fund (now, the Growth Fund) (the "Fund") was held on November 18, 2008 for the purpose of tabulating and announcing the results of the proxy vote:

1.	To approve changes to the Fund's name and investment objective.


	       Shares	 % of Shares to Total           % of Shares
                          Outstanding Shares	   to Total Shares Voted
_________________________________________________________________________

For	  1,062,426.589        55.864	                 98.935
Against	     11,434.866	        0.601	                  1.065
Abstain	          0.000	        0.000	                  0.000

2.	To approve an amendment to the investment management agreement between Homestead Funds and RE Advisers Corporation
        ("RE Advisers").


	       Shares	 % of Shares to Total           % of Shares
                          Outstanding Shares	   to Total Shares Voted
_________________________________________________________________________

For	  1,062,933.427	       55.891	                 98.982
Against	     10,601.028	        0.557	                  0.987
Abstain	        327.000	        0.017	                  0.030

3.	To approve an investment subadvisory agreement on behalf of the Fund between RE Advisers and T. Rowe Price Associates, Inc.
        ("T. Rowe Price").


	       Shares	 % of Shares to Total           % of Shares
                          Outstanding Shares	   to Total Shares Voted
_________________________________________________________________________

For	  1,063,119.702	       55.900	                  99.00
Against	     10,409.130	        0.547	                  0.969
Abstain	        332.623  	0.017	                  0.031

4.	To approve the use of a "manager of managers" arrangement whereby
        RE Advisers, as the Fund's investment adviser, under certain circumstances, will be able to hire and replace subadvisers to the Fund without obtaining shareholder approval.


	       Shares	 % of Shares to Total           % of Shares
                          Outstanding Shares	   to Total Shares Voted
_________________________________________________________________________

For	1,041,824.932	      54.781	                 97.017
Against	   31,709.523	       1.667	                  2.953
Abstain	      327.000	       0.017	                  0.030

As all of the Proposals passed, on December 5, 2008, the Fund became the Growth Fund and is subadvised by T. Rowe Price.